Exhibit 10.13
First Amendment to Cornerstone License Agreement
     This First Amendment to Cornerstone License Agreement (“Amendment”) is made and entered into on August, 10, 2007 (“Effective Date”), by and between Pharmaceutical Innovations, LLC (hereinafter referred to as “PI”) and Cornerstone Biopharma, Inc. (hereinafter referred to as “Cornerstone”).
Recitals:
     A. PI and Cornerstone entered into that certain Cornerstone License Agreement dated August 31, 2006 (“Agreement”), whereby Cornerstone secured from PI an exclusive license in the United States and a nonexclusive license in all other markets to manufacture, package, market, distribute and otherwise exploit the Licensed Products (as defined in the Agreement) on a worldwide basis.
     B. The parties desire to amend the Agreement as set forth in this Amendment.
NOW, THEREFORE, the undersigned hereby agree as follows:
1.	The effective date of this Amendment shall be the Effective Date.

2.	Section 1.10 of the Agreement is hereby deleted in its entirety and replaced with the following:

“1.10. “Licensed Products” shall mean the following prescription day-night products which fall within the scope of one or more valid claims of any PI Patent: (i) a product (which may be known as AlleRx PE) consisting of 40 mg. phenylephrine/2.5 mg. methscopolamine nitrate, for daytime use and 10 mg. phenylephrine/8 mg. chlorpheniramine maleate/2.5 mg. methscopolamine nitrate for nighttime use; (ii) a product (which may be known as AlleRx HC) consisting of [***] and (iii) a product consisting of 120 mg. pseudoephedrine/2.5 mg. methscopolamine nitrate, for daytime use and 8mg. chlorpheniramine maleate/2.5 mg. methscopolamine nitrate/an attenuated dose of pseudoephedrine or phenylephrine for nighttime use HCL for nighttime use.”

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

3.	Section 4.03 of the Agreement is hereby deleted in its entirety and replaced with the following:

“4.03.(a) With respect to the License Product referenced in Section 1.10(i) hereof, Cornerstone shall pay to PI Minimum Royalty Payments equal to One Hundred Fifty Thousand Dollars ($150,000) per Calendar Year for the term of this Agreement beginning with Calendar Year 2007 and ending at the beginning of the Seven Year Period (such Minimum Royalty Payments to be pro rated for periods of less than twelve months.)

4.03(b) With respect to the Licensed Products referenced in Section 1.10(ii) and Section 1.10(iii) hereof, Cornerstone shall pay to PI (A) no Minimum Royalty Payments for Calendar Year 2007, and (B) Minimum Royalty Payments equal to One Hundred Fifty Thousand Dollars ($150,000) per Calendar Year for each of those Licensed Products for the term of this Agreement beginning with Calendar Year 2008 and ending at the beginning of the Seven Year Period.

4.03(c) The Minimum Royalty Payments for Calendar Year 2007 mean that if the aggregate royalties payable to PI under Section 4.01 (b) are less than $150,000 (or a lesser amount if pro ration applies) for the Licensed Product referenced in Section 1.10(i) hereof, Cornerstone shall, within 30 days after the end of such Calendar Year, make-up the difference with supplemental payments to PI such that PI is paid a total of $150,000 for such Calendar Year (or a lesser amount if pro ration applies). The Minimum Royalty Payments for Calendar Year 2008 and each Calendar Year thereafter until the beginning of the Seven Year Period means that if the aggregate royalties payable to PI under Section 4.01 (b) are less than $450,000 for any Calendar Year (or a lesser amount if pro ration applies or if Cornerstone exercises its right under Section 6.3), Cornerstone shall, within 30 days after the end of each such Calendar Year, make-up the difference with supplemental payments to PI such that PI is paid a total of $450,000 for such Calendar Year (or a lesser amount if pro ration applies or if Cornerstone exercises its right under Section 6.3). To clarify regarding pro ration, by way of example, if a Minimum Royalty Payment is due with respect to all three (3) of the Licensed Products set forth in Section 1.10 and the PI Patents expire on August 31, 2011, the Minimum Royalty Payment for that Calendar Year shall be 66.2/3% of $450,000 or $300,000 determined on an aggregated basis for the three (3) Licensed Products.”

4.	The following new Section 6.03 is hereby added to the Agreement:

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“6.03 Cornerstone shall have a one-time right to terminate this Agreement with respect to any or all of the Licensed Products referenced in Section 1.10(ii) and/or Section 1.10(iii) only by providing written notice to PI on or before December 31, 2007. In the event Cornerstone exercises its right under this Section 6.03, (A) all other terms and conditions of this Agreement shall remain in full force and effect with respect to the Licensed Products which were not terminated under this Section 6.03, and (B) any such Licensed Products terminated under this Section 6.03 shall no longer be considered a “Licensed Product for all purposes of this Agreement, including, without limitation, Sections 1.10, 3, and 4.”

5.	Discontinued Product. The parties hereby terminate their respective rights and obligations under the Agreement with respect to the Licensed Product (tentatively known as AlleRx CP) consisting of [***] (the “Discontinued Product”). The Discontinued Product shall no longer be considered a “Licensed Product” for all purposes of the Agreement, including without limitation, Section 1.10, 3 and 4.

6.	All capitalized terms in this Amendment shall have the meaning given to such terms in the Agreement, unless otherwise defined herein.

7.	Except as specifically set forth herein, the Agreement remains unmodified and in full force and effect.

8.	This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. A facsimile or similar transmission of a counterpart signed by a party hereto shall be regarded as signed by such party for purposes hereof.
     IN WITNESS WHEREOF, the undersigned have executed this Amendment on the day and year first above written.

Witness/Attest:	Cornerstone Biopharma, Inc.

	By:	/s/ Craig Collard

Craig Collard
President and CEO

Witness/Attest:	Pharmaceutical Innovations, LLC

	By:	/s/ Allan M. Weinstein

Allan M. Weinstein, M.D.
President

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

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